EXHIBIT I


COOPERS & LYBRAND L.L.P.



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     We are aware that our report dated April 19, 1996 (except for Note 7(A) which is as of May 3, 1996 and Note 7(B) which is as of April 29, 1996) on our review of the interim financial information of Southern Peru Copper Corporation and Consolidated Subsidiaries as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 and included in this Form 10-Q for the quarter ended March 31, 1996 is incorporated by reference in the Company's Registration Statement on Form S-8 (File No. 33-32736). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




                                          COOPERS & LYBRAND L.L.P.


New York, New York
May 13, 1996